                                                                     EXHIBIT 2.2


                           CERTIFICATE OF DESIGNATION
                                       OF
                     SERIES B 8% CONVERTIBLE PREFERRED STOCK
                                       OF
                          STORAGE COMPUTER CORPORATION

                ------------------------------------------------
                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                ------------------------------------------------

     Storage Computer Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation on September 27, 2000 pursuant to authority of the Board of Directors as required by Section 151 of the General Corporation Law of the State of Delaware:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

     Series B 8% Convertible Preferred Stock:

                                   ARTICLE 10
                                   DEFINITIONS

     The terms defined in this Article whenever used in this Certificate of Designation have the following respective meanings:

     (a) "ADDITIONAL CAPITAL SHARES" has the meaning set forth in Section
6.1(c).

     (b) "AFFILIATE" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

     (c) "AMEX" means the American Stock Exchange.

     (d) "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.




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     (e) "CAPITAL SHARES" means the Common Shares and any other shares of any other class or series of capital stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Corporation.

     (f) "COMMON SHARES" or "COMMON STOCK" means shares of common stock, par value $.001 per share, of the Corporation.

     (g) "COMMON STOCK ISSUED AT CONVERSION", when used with reference to the securities issuable upon conversion of the Series B Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series B Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

     (h) "CONVERSION DATE" means any day on which all or any portion of shares of the Series B Preferred Stock is converted in accordance with the provisions hereof.

     (i) "CONVERSION NOTICE" means a written notice of conversion substantially in the form annexed hereto as Annex I.

     (j) "CONVERSION PRICE" means on any date of determination the applicable price for the conversion of shares of Series B Preferred Stock into Common Shares on such day as set forth in Section 6.1.

     (k) "CORPORATION" means Storage Computer Corporation, a Delaware corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Corporation's assets, or otherwise.

     (l) "CURRENT MARKET PRICE" means on any date of determination the closing price of a Common Share on such day as reported on Amex; provided, if such security is not listed or admitted to trading on Amex, as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading and if such exchange or system is the NASDAQ, the closing bid price, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or a similar generally accepted reporting service, as the case may be.

     (m) "DEFAULT DIVIDEND RATE" is equal to the Dividend Rate plus an additional 4% per annum.

     (n) "DIVIDEND PERIOD" means the semi-annual period commencing on and including the Issue Date or, if a dividend has previously been paid, the day after the immediately preceding Dividend Payment Due Date and ending on and including the immediately subsequent Dividend Payment Due Date.

     (o) "DIVIDEND PAYMENT DUE DATE" means, June 30 and December 31 of each year.




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     (p) "DIVIDEND RATE" means 8% per annum, computed on the basis of a 360-day year.

     (q) "FIRST RESTRICTION DATE" shall mean the first Trading Day after the Issue Date on which the Current Market Price is $4.00 or less.

     (r) "HOLDER" means any Person or Persons to whom the Series B Preferred Stock is subsequently transferred in accordance with the provisions hereof.

     (s) "ISSUE DATE" means, as to any share of Series B Preferred Stock, the date of issuance of such share.

     (t) "JUNIOR SECURITIES" means all capital stock of the Corporation whether now existing or hereafter created, except for the Pari Passu Securities.

     (u) "LIQUIDATION PREFERENCE" means, with respect to a share of the Series B Preferred Stock, an amount equal to the sum of (i) the Stated Value thereof, PLUS (ii) an amount equal to 30% of such Stated Value, PLUS (iii) the aggregate of all accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment) on such share of Series B Preferred Stock until the most recent Dividend Payment Due Date; provided that, in the event of an actual liquidation, dissolution or winding up of the Corporation, the amount referred to in clause
(iii) above shall be calculated by including accrued and unpaid dividends to the actual date of such liquidation, dissolution or winding up, rather than the Dividend Payment Due Date referred to above.

     (v) "MANDATORY CONVERSION DATE" has the meaning set forth in Section 6.8.

     (w) "MARKET PRICE" per Common Share means the arithmetic mean of the closing prices of the Common Shares as reported on Amex for the three Trading Days on which the three lowest closing prices are reported during any Valuation Period, it being understood that such three Trading Days need not be consecutive; provided, if such security is not listed or admitted to trading on Amex, as reported on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading and if such exchange or system is the NASDAQ, the closing bid price, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing bid price of such security on the over-the-counter market on the day in question as reported by Bloomberg LP, or a similar generally accepted reporting service, for the three Trading Days on which the three lowest closing bid prices are reported during any Valuation Period, it being understood that such three Trading Days need not be consecutive.

     (x) "OPTIONAL REDEMPTION PRICE" has the meaning set forth in Section 6.5.

     (y) "OUTSTANDING", when used with reference to Common Shares or Capital Shares (collectively, "SHARES"), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly




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or indirectly owned or held by or for the account of the Corporation or any
Subsidiary of the Corporation shall not be deemed "OUTSTANDING" for purposes hereof.

     (z) "PARI PASSU SECURITIES" shall mean the Series A Preferred Stock, the Series B Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking on parity with the Series B Preferred Stock.

     (aa) "PERSON" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

     (bb) "REDEMPTION DATE" has the meaning set forth in Section 6.5.

     (cc) "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement to be dated as of September 28, 2000 between the Corporation and The Shaar Fund Ltd.

     (dd) "SEC" means the United States Securities and Exchange Commission.

     (ee) "SECOND RESTRICTION DATE" shall mean the first Trading Day after the Issue Date on which the Current Market Price is $2.00 or less.

     (ff) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

     (gg) "SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement to be dated as of September 28, 2000 between the Corporation and The Shaar Fund Ltd.

     (hh) "SERIES A PREFERRED STOCK" means the shares of the Series A 8% Convertible Preferred Stock, par value $.001 per share, of the Corporation.

     (ii) "SERIES B PREFERRED SHARES" or "SERIES B PREFERRED STOCK" means the shares of Series B 8% Convertible Preferred Stock of the Corporation or such other convertible preferred stock of the Corporation as may be exchanged therefor.

     (jj) "STATED VALUE" has the meaning set forth in Article 2.

     (kk) "SUBSIDIARY" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Corporation.

     (ll) "TRADING DAY" means any day on which (a) purchases and sales of securities authorized for quotation on Amex are reported thereon, (b) no event which results in a material suspension or limitation of trading of the Common Shares on Amex has occurred and (c) at least one bid for the trading of Common Shares is reported on Amex.





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     (mm) "VALUATION EVENT" has the meaning set forth in Section 6.1.

     (nn) "VALUATION PERIOD" means the period of 30 Trading Days immediately preceding the Conversion Date; provided, however, that if a Valuation Event occurs during a Valuation Period on a date less than 5 Trading Days before the Conversion Date, the Valuation Period shall be extended until the date 5 Trading Days after the occurrence of the Valuation Event.

     All references to "CASH" or "$" herein mean currency of the United States of America.

                                   ARTICLE 11
                             DESIGNATION AND AMOUNT

     The designation of this series, which consists of 20,000 shares of Preferred Stock, shall be Series B 8% Convertible Preferred Stock (the "SERIES B PREFERRED STOCK") and the stated value shall be $100 per share (the "STATED VALUE").

                                   ARTICLE 12
                                      RANK

     The Series B Preferred Stock shall rank (i) prior to the Junior Securities and (ii) pari passu with the Pari Passu Securities.

                                   ARTICLE 13
                                    DIVIDENDS

     (a) (i) The Holder shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the Dividend Rate on the Stated Value of each share of Series B Preferred Stock on and as of each Dividend Payment Due Date with respect to each Dividend Period; provided, however, that if any dividend is not paid in full on any Dividend Payment Due Date, dividends shall thereafter accrue and be payable at the Default Dividend Rate on the Stated Value of each share of Series B Preferred Stock until all accrued dividends are paid in full. Dividends on the Series B Preferred Stock shall be cumulative from the date of issue, whether or not declared for any reason, including if such declaration is prohibited under any outstanding indebtedness or borrowings of the Corporation or any of its Subsidiaries, or any other contractual provision binding on the Corporation or any of its Subsidiaries, and whether or not there shall be funds legally available for the payment thereof.

             (ii) Each dividend shall be payable in equal semi-annual amounts on each Dividend Payment Due Date, commencing December 31, 2000, to the Holders of record of shares of the Series B Preferred Stock, as they appear on the stock records of the Corporation at the close of business on such record date, not more than 60 days or less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Period may be declared and paid at any time, without reference




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to any Dividend Payment Due Date, to Holders of record, not more than 15 days preceding the payment date thereof, as may be fixed by the Board of Directors.

             (iii) At the option of the Corporation, the dividend shall be paid either (x) in cash or (y) through the issuance of duly and validly authorized and issued, fully paid and nonassessable shares of the Common Stock valued at the then applicable Conversion Price calculated in accordance with the provisions of Section 6.1, assuming for this purpose, that the applicable Dividend Payment Date is the applicable Conversion Date and registered for resale in open market transactions on the Registration Statement (as defined in the Registration Rights Agreement), which Registration Statement shall then be effective under the Securities Act; provided, however, that if no funds are legally available for the payment of cash dividends on the Series B Preferred Stock, dividends shall be paid as provided in clause (y) above.

     (b) Except as provided in Section 4(e) hereof, the Holder shall not be entitled to any dividends in excess of the cumulative dividends, as herein provided, on the Series B Preferred Stock.

     (c) So long as any shares of the Series B Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on Pari Passu Securities for any period unless full cumulative dividends required to be paid in cash have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of the dividend on such class or series of Pari Passu Securities. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon shares of the Series B Preferred Stock and all dividends declared upon any other class or series of Pari Passu Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B Preferred Stock and accumulated and unpaid on such Pari Passu Securities.

     (d) So long as any shares of the Series B Preferred Stock are outstanding, no dividends, shall be declared or paid or set apart for payment or other distribution declared or made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan (including a stock option plan) of the Corporation or any Subsidiary) for any consideration by the Corporation, directly or indirectly, nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any Junior Securities, unless in each case (i) the full cumulative dividends required to be paid in cash on all outstanding shares of the Series B Preferred Stock and any other Pari Passu Securities shall have been paid or set apart for payment for all past Dividend Periods with respect to the Series B Preferred Stock and all past dividends with respect to the Pari Passu Securities and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Stock and the current dividend period with respect to such Pari Passu Securities.

     (e) If the Corporation shall at any time or from time to time after the Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any





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distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spin-off) on shares of its Common Stock, then, and in each such case, in addition to the dividend obligation of the Corporation specified in
Section 4(a) hereof, the Corporation shall declare, order, pay and make the same dividend or distribution to each Holder of Series B Preferred Stock as would have been made with respect to the number of Common Shares the Holder would have received had it converted all of its Series B Preferred Shares, and exercised the Warrant held by it in full for all the Common Shares then underlying the Warrant, immediately prior to such dividend or distribution.

     (f) Notwithstanding anything to the contrary herein, if at any time the Corporation shall "spin-off" certain of its assets or businesses by transferring, directly or indirectly, such assets or businesses to a Subsidiary of the Corporation ("SPINCO") and making a dividend (the "SPIN-OFF DIVIDEND") to the Corporation's stockholders of the shares of capital stock of Spinco, then prior to making the Spin-off Dividend, the Corporation shall cause Spinco to issue to each Holder that number of shares of preferred stock of Spinco with substantially identical rights, preferences, privileges, powers, restrictions and other terms as the Series B Preferred Stock equal to the number of shares of Series B Preferred Shares held by such Holder immediately prior to the Spin-off Dividend.

                                   ARTICLE 14
              LIQUIDATION PREFERENCE; MERGERS, CONSOLIDATIONS, ETC.

     (a) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation upon liquidation, dissolution or winding-up unless prior thereto, the Holders of shares of Series B Preferred Stock, subject to this Article 5, shall have received the Liquidation Preference with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities shall be distributed





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ratably among such shares in proportion to the ratio that the Liquidation
Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

     (b) In case the Corporation shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the Corporation is not the survivor or where there is a change in or distribution with respect to the Common Stock of the Corporation), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person, or effectuate a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (each, a "FUNDAMENTAL CORPORATE CHANGE") and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("OTHER PROPERTY"), are to be received by or distributed to the holders of Common Stock of the Corporation, then each Holder of Series B Preferred Stock shall have the right thereafter, at its sole option, either (x) to require the Corporation to deem such Fundamental Corporate Change to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to, such Fundamental Corporate Change an amount equal to the Liquidation Preference with respect to each outstanding share of Series B Preferred Stock, (y) to receive the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock into which such Series B Preferred Stock may be converted at the Conversion Price applicable immediately prior to such Fundamental Corporate Change or (z) require the Corporation, or such successor, resulting or purchasing corporation, as the case may be, to, without benefit of any additional consideration therefor, to execute and deliver to the Holder shares of its Preferred Stock with substantial identical rights, preferences, privileges, powers, restrictions and other terms as the Series B Preferred Stock equal to the number of shares of Series B Preferred Stock held by such Holder immediately prior to such Fundamental Corporate Change; provided, that all Holders of Series B Preferred Stock shall be deemed to elect the option set forth in clause (x) above if at least a majority in interest of such Holders elect such option. For purposes of this Section 5(b), "COMMON STOCK OF THE SUCCESSOR OR ACQUIRING CORPORATION" shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section 5(b) shall similarly apply to successive Fundamental Corporate Changes.





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                                   ARTICLE 15
                          CONVERSION OF PREFERRED STOCK

     SECTION 15.1 Conversion; Conversion Price

     At the option of the Holder, the shares of Series B Preferred Stock may be converted, either in whole or in part, into Common Shares (calculated as to each such conversion to the nearest 1/100th of a share) at any time and from time to time following the date 120 days after the Issue Date at a Conversion Price per share of Common Stock equal to the lesser of: (i) $13.41 (subject to adjustment for any stock-split or stock combination to occur after the date hereof), or
(ii) 82.5% of the Market Price; provided that any unconverted Series B Preferred Stock remaining 181 days after the Issue Date may be converted, at the sole option of the Holder, at a Conversion Price per share of Common Stock equal to 78.5% of the Market Price; provided, further, that any unconverted Series B Preferred Stock remaining 271 days after the Issue Date may be converted, at the sole option of the Holder, at a Conversion Price per share of Common Stock equal to 75% of the Market Price; provided, further, that any unconverted Series B Preferred Stock remaining 361 days after the Issue Date may be converted, at the sole option of the Holder, at a Conversion Price per share of Common Stock equal to 65% of the Market Price. At the Corporation's option, the amount of accrued and unpaid dividends as of the Conversion Date (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment) shall not be subject to conversion but instead may be paid in cash as of the Conversion Date; if the Corporation elects to convert the amount of such accrued and unpaid dividends at the Conversion Date into Common Stock, the Common Stock issued to the Holder shall be valued at the applicable Conversion Price.

     Notwithstanding anything to the contrary in this Section 6.1, in the event that the Current Market Price is, for the first time after the Issue Date, less than $4.00 (subject to adjustment for any stock-split or stock combination to occur after the date hereof), then Holder shall not have the right to convert the Series B Preferred Stock until the earlier of (i) a Trading Day on which the Current Market Price is $4.00 or more and (ii) thirty (30) days after the First Restriction Date.

     Notwithstanding anything to the contrary in this Section 6.1, in the event that the Current Market Price is, for the first time after the Issue Date, less than $2.00 (subject to adjustment for any stock-split or stock combination to occur after the date hereof), then Holder shall not have the right to convert the Series B Preferred Stock until the earlier of (i) a Trading Day on which the Current Market Price is $2.00 or more and (ii) thirty (30) days after the Second Restriction Date.

     The number of shares of Common Stock due upon conversion of Series B Preferred Stock shall be (i) the number of shares of Series B Preferred Stock to be converted, multiplied by (ii) the Stated Value plus accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment), to the extent the Corporation does not at its election pay such accrued and unpaid dividends in cash, and divided by (iii) the applicable Conversion Price.





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

     Within two Business Days of the occurrence of a Valuation Event, the Corporation shall send notice thereof to each Holder. Notwithstanding anything to the contrary contained herein, if a Valuation Event occurs during any Valuation Period, the Holder may convert some or all of its Series B Preferred Stock, at its sole option, at a Conversion Price equal to the Current Market Price on any Trading Day during the Valuation Period.

     For purposes of this Section 6.1, a "VALUATION EVENT" shall mean an event in which the Corporation takes any of the following actions:

     (a) subdivides or combines its Capital Shares;

     (b) makes any distribution on its Capital Shares;

     (c) issues any additional Capital Shares (the "ADDITIONAL CAPITAL SHARES"), otherwise than as provided in the foregoing Sections 6.1(a) and 6.1(b) above, at a price per share less, or for other consideration lower, than the Current Market Price in effect immediately prior to such issuances, or without consideration, except for issuances under employee benefit plans consistent with those presently in effect and issuances under presently outstanding warrants, options or convertible securities;

     (d) issues any warrants, options or other rights to subscribe for or purchase any Additional Capital Shares if the price per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to such warrants, options or other rights shall be less than the Current Market Price in effect immediately prior to such issuance;

     (e) issues any securities convertible into or exchangeable or exercisable for Additional Capital Shares if the consideration per share for which Additional Capital Shares may at any time thereafter be issuable pursuant to the terms of such convertible, exchangeable or exercisable securities shall be less than the Current Market Price in effect immediately prior to such issuance;

     (f) announces or effects a Fundamental Corporate Change;

     (g) makes any distribution of its assets or evidences of indebtedness to the holders of its Capital Shares as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for the payment of dividends under applicable law or any distribution to such holders made in respect of the sale of all or substantially all of the Corporation's assets (other than under the circumstances provided for in the foregoing Sections 6.1(a) through 6.1(e)); or

     (h) takes any action affecting the number of Outstanding Capital Shares, other than an action described in any of the foregoing Sections 6.1(a) through 6.1(g) hereof, inclusive, which in the opinion of the Holder, determined in good faith, would have a material adverse effect upon the rights of the Holder at the time of a conversion of the Preferred Stock or is reasonably likely to result in a decrease in the Market Price.





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

     SECTION 15.2 Exercise of Conversion Privilege

     (a) Conversion of the Series B Preferred Stock may be exercised, in whole or in part, by the Holder by telecopying an executed and completed Conversion Notice to the Corporation. Each date on which a Conversion Notice is telecopied to the Corporation in accordance with the provisions of this Section 6.2 shall constitute a Conversion Date. The Corporation shall convert the Preferred Stock and issue the Common Stock Issued at Conversion, and all voting and other rights associated with the beneficial ownership of the Common Stock Issued at Conversion shall vest with the Holder, effective as of the Conversion Date at the time specified in the Conversion Notice. The Conversion Notice also shall state the name or names (with addresses) of the Persons who are to become the holders of the Common Stock Issued at Conversion in connection with such conversion. The Holder shall deliver the shares of Series B Preferred Stock to the Corporation by express courier within 30 days following the Conversion Date. Upon surrender for conversion, the Preferred Stock shall be accompanied by a proper assignment thereof to the Corporation or be endorsed in blank. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than five Business Days after the Corporation's receipt of such Conversion Notice, the Corporation shall (i) issue the Common Stock issued at Conversion in accordance with the provisions of this Article 6, and (ii) cause to be mailed for delivery by overnight courier to the Holder (x) a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, (y) cash, as provided in Section 6.3, in respect of any fraction of a Common Share issuable upon such conversion and (z) if the Corporation chooses to pay accrued and unpaid dividends in cash, cash in the amount of accrued and unpaid dividends as of the Conversion Date. Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates so long as the Series B Preferred Stock shall have been surrendered as aforesaid at such time, and at such time the rights of the Holder of the Series B Preferred Stock, as such, shall cease and the Person or Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons. The Conversion Notice shall constitute a contract between the Holder and the Corporation, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription (and for any cash adjustment to which it is entitled pursuant to Section 6.3), to surrender the Series B Preferred Stock and to release the Corporation from all liability thereon. No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder. Holder agrees to indemnify the Corporation for any losses the Corporation may have as a result of the Holder not delivering shares of Series B Preferred Stock with respect to which the Holder has converted such shares of Series B Preferred Stock into Common Shares.

     (b) If, at any time (i) the Corporation challenges, disputes or denies the right of the Holder hereof to effect the conversion of the Series B Preferred Stock into Common Shares or otherwise dishonors or rejects any Conversion Notice delivered in accordance with this Section 6.2 or (ii) any third party commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority which seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of the Holder hereof to effect the conversion of the Series B Preferred Stock into Common Shares, then the Holder shall have the right, by written notice to the Corporation, to require the Corporation promptly to redeem the Series B Preferred Stock for cash at a redemption price equal to 135% of the Stated Value thereof together with all accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment) thereon (the "MANDATORY PURCHASE AMOUNT"). Under any of the circumstances set forth above, the Corporation shall be responsible for the payment of all costs and expenses of the Holder, including reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the Holder).

     (c) The Holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under 11 U.S.C. ss. 101 et seq. (the "BANKRUPTCY CODE"). In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. ss. 362 in respect of the Holder's conversion privilege. The Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. ss. 362 in respect of the conversion of the Series B Preferred Stock. The Corporation agrees, without cost or expense to the Holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. ss. 362.

     SECTION 15.3 Fractional Shares

     No fractional Common Shares or scrip representing fractional Common Shares shall be issued upon conversion of the Series B Preferred Stock. Instead of any fractional Common Shares which otherwise would be issuable upon conversion of the Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction.

     SECTION 15.4 Adjustments to Conversion Price

     For so long as any shares of the Series B Preferred Stock are outstanding, if the Corporation issues and sells pursuant to an exemption from registration under the Securities Act (A) Common Shares at a purchase price that is lower than the Conversion Price on the date of issuance of such Common Shares, (B) warrants or options with an exercise price on the date of issuance thereof that is lower than the Conversion Price for the Holder on such date, except for warrants or options issued pursuant to employee stock option agreements or stock incentive agreements of the Corporation, or (C) convertible, exchangeable or exercisable securities with a right to exchange at lower than the Conversion Price on the date of issuance or conversion, as applicable, of such convertible, exchangeable or exercisable securities, except for stock option agreements or stock incentive agreements, then the Conversion Price shall be reduced to equal the lowest of any such purchase price, exercise price or exchange price, and the number of shares of Common Stock into which the Series B Preferred Stock is convertible pursuant to the second paragraph of Section 6.1 shall be correspondingly adjusted. After such reduction, the Conversion Price shall never exceed the Conversion Price as so reduced, in spite of any subsequent increase in the Market Price.

     SECTION 15.5 Optional Redemption

     At any time after the date of issuance of the Series B Preferred Stock until the Mandatory Conversion Date (as defined below), the Corporation, upon notice delivered to the Holder as provided in Section 6.6, may redeem, in cash, the Series B Preferred Stock (but only with respect to such shares as to which the Holder has not theretofore furnished a Conversion Notice in compliance with
Section 6.2), at 125% of the Stated Value thereof (the "OPTIONAL REDEMPTION PRICE"), together with all accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment) thereon to the date of redemption (the "REDEMPTION DATE"); provided, however, that the Corporation may only redeem the Series B Preferred Stock under this Section 6.5 if the Current Market Price is less than $13.41. Except as set forth in this Section 6.5, the Corporation shall not have the right to redeem the Series B Preferred Stock.

     SECTION 15.6 Notice of Redemption

     Notice of redemption pursuant to Section 6.5 shall be provided by the Corporation to the Holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not less than 10 nor more than 15 days prior to the Redemption Date, which notice shall specify the Redemption Date and refer to Section 6.5 (including a statement of the Current Market Price per Common Share) and this Section 6.6.

     SECTION 15.7 Surrender of Preferred Stock

     Upon any redemption of the Series B Preferred Stock pursuant to Sections
6.5 and 6.6, the Holder shall either deliver the Series B Preferred Stock by hand to the Corporation at its principal executive offices or surrender the same to the Corporation at such address by express courier within 14 days after the date that the Holder receives payment therefore. Notwithstanding any failure or refusal by the Holder to surrender any certificates for the Series B Preferred Stock, such Series B Preferred Stock shall be cancelled and all rights of the Holder shall terminate upon payment of the Optional Redemption Price. Payment of the Optional Redemption Price shall be made by the Corporation to the Holder by wire transfer of immediately available funds to such account(s) as the Holder shall specify to the Corporation. If payment of such Optional Redemption Price is not made in full by the Redemption Date, the Holder shall again have the right to convert the Series B Preferred Stock as provided in Article 6 hereof.

     SECTION 15.8 Mandatory Conversion

     On the third anniversary of the date of this Certificate of Designation (the "MANDATORY CONVERSION DATE"), the Corporation shall convert all Series B Preferred Stock outstanding, at the Conversion Price utilizing the Stated Value (plus accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment)) as the value of each share of Series B Preferred Stock, into shares of Common Stock registered for resale in open market transactions on the Registration

Statement (as defined in the Registration Rights Agreement), which Registration Statement shall then be effective under the Securities Act.


     SECTION 15.9 Certain Conversion Limitations

     (a) Notwithstanding anything herein to the contrary, the Holder shall not have the right, and the Corporation shall not have the obligation, to convert all or any portion of the Series B Preferred Stock (and the Corporation shall not have the right to pay dividends on the Series B Preferred Stock in shares of Common Stock) if and to the extent that the issuance to the Holder of shares of Common Stock upon such conversion (or payment of dividends) would result in the Holder being deemed the "beneficial owner" of more than 5% of the then Outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a Holder from being deemed the beneficial owner of more than 5% of the then Outstanding shares of Common Stock, then the Corporation shall redeem so many of such Holder's shares (the "REDEMPTION SHARES") of Series B Preferred Stock as are necessary to cause such Holder to be deemed the beneficial owner of not more than 5% of the then Outstanding shares of Common Stock. Upon such determination by a court of competent jurisdiction, the Redemption Shares shall immediately and without further action be deemed returned to the status of authorized but unissued shares of Series B Preferred Stock, and the Holder shall have no interest in or rights under such Redemption Shares. Any and all dividends paid on or prior to the date of such determination shall be deemed dividends paid on the remaining shares of Series B Preferred Stock held by the Holder. Such redemption shall be for cash at a redemption price equal to the sum of (i) 125% of the Stated Value of the Redemption Shares and (ii) any accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment) to the date of such redemption.

     (b) Notwithstanding anything herein to the contrary, if and to the extent that, on any date (the "SECTION 16 DETERMINATION DATE"), the holding by the Holder of shares of the Series B Preferred Stock would result in the Holder's becoming subject to the provisions of Section 16(b) of the Exchange Act in virtue of being deemed the "beneficial owner" of more than 10% of the then Outstanding shares of Common Stock, then the Holder shall not have the right, and the Corporation shall not have the obligation, to convert so many of such Holder's shares of Series B Preferred Stock (the "SECTION 16 REDEMPTION SHARES") as shall cause such Holder to be deemed the beneficial owner of more than 10% of the then Outstanding shares of Common Stock during the period ending 60 days after the Section 16 Determination Date. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a Holder from being deemed the beneficial owner of more than 10% of the then Outstanding shares of Common Stock for the purposes of such Section 16(b), then the Corporation shall redeem the Section 16 Redemption Shares. Upon such determination by a court of competent jurisdiction, the Section 16 Redemption Shares shall immediately and without further action be deemed returned to the status of authorized but unissued shares of Series B Preferred Stock, and the Holder shall have no interest in or rights under such Section 16 Redemption Shares. Any and all dividends paid on or prior to the date of such determination shall be deemed dividends paid on the remaining shares of Series B Preferred Stock held by the

Holder. Such redemption shall be for cash at a redemption price equal to the sum of (i) 105% of the Stated Value of the Section 16 Redemption Shares and (ii) any declared and unpaid dividends to the date of such redemption.

     (c) Unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the rules of Amex or any other stock market rules with which the Corporation shall be required to comply, but only to the extent required thereby, the Corporation shall not issue shares of Common Stock (i) upon conversion of any shares of Series B Preferred Stock or
(ii) as a dividend on the Series B Preferred Stock, if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation (x) upon conversion of shares of the Series B Preferred Stock,
(y) upon exercise of the Warrants issued pursuant to the terms of the Securities Purchase Agreement and (z) in payment of dividends on the Series B Preferred Stock, would equal or exceed 20% of the number of shares of the Corporation's Common Stock which were issued and Outstanding on the Issue Date (the "MAXIMUM ISSUANCE AMOUNT"). In the event that a properly executed Conversion Notice is received by the Corporation which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall honor such conversion request by (a) converting the number of shares of Series B Preferred Stock stated in the Conversion Notice which is not in excess of the Maximum Issuance Amount and (b) redeeming the remaining number of shares of Series B Preferred Stock stated in the Conversion Notice in cash at a price equal to 125% of the Stated Value thereof, together with all accrued and unpaid dividends (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a Dividend Payment Due Date has occurred since the last dividend payment) on the total number of shares stated in the Conversion Notice. In the event that the Corporation shall elect to pay a dividend in shares of Common Stock which would require the Corporation to issue shares of Common Stock equal to or in excess of the Maximum Issuance Amount, the Corporation shall pay (1) a dividend in a number of shares of Common Stock equal to one less than the Maximum Issuance Amount and (2) the balance of the dividend in cash.

                                   ARTICLE 16
                                  VOTING RIGHTS

     The Holders of the Series B Preferred Stock have no voting power, except as otherwise provided by the General Corporation Law of the State of Delaware (the "DGCL"), in this Article 7, and in Article 8 below.

     Notwithstanding the above, the Corporation shall provide each Holder of Series B Preferred Stock with prior notification of any meeting of the shareholders (and copies of all proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice thereof to each Holder at least 30 days prior to the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, together with a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

     To the extent that under the DGCL the vote of the Holders of the Series B Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the outstanding shares of Series B Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL Holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series B Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of all proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the DGCL.

                                   ARTICLE 17
                              PROTECTIVE PROVISIONS

     So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided in the DGCL) of the Holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

     (a) alter or change the rights, preferences or privileges of the Series B Preferred Stock;

     (b) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation ("SENIOR SECURITIES") or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series B Preferred Stock;

     (c) increase the authorized number of shares of Series B Preferred Stock;
or

     (d) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the Holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code of 1986, as hereafter from time to time amended).

     In the event Holders of least a majority of the then outstanding shares of Series B Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series Preferred Stock, pursuant to subsection (a) above, so as to affect the Series B Preferred Stock, then the Corporation will deliver notice of such approved change to the Holders of the Series Preferred Stock that did not agree to such alteration or change (the "DISSENTING HOLDERS") and Dissenting Holders shall have the right for a period of 30 days to convert pursuant to the terms of this Certificate of Designation as in effect prior to such alteration or change or to continue to hold their shares of Series B Preferred Stock.

                                   ARTICLE 18
                                 MISCELLANEOUS

     SECTION 18.1 Loss, Theft, Destruction of Preferred Stock

     Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of shares of Series B Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series B Preferred Stock, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series B Preferred Stock, new shares of Series B Preferred Stock of like tenor. The Series B Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series B Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

     SECTION 18.2 Who Deemed Absolute Owner

     The Corporation may deem the Person in whose name the Series B Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series B Preferred Stock for the purpose of receiving payment of dividends on the Series B Preferred Stock, for the conversion of the Series B Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series B Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

     SECTION 18.3 Fundamental Corporate Change

     In the case of the occurrence of any Fundamental Corporate Change described in Section 5(b), the Corporation shall cause to be mailed to the Holder of the Series B Preferred Stock at its last address as it appears in the Corporation's security registry, at least 20 days prior to the applicable record, effective or expiration date specified in connection therewith (or, if such 20 days notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice stating (x) the date on which a record is to be taken for the purpose of such corporate action, or if a record is not to be taken, the date as of which the Holders of record of Series B Preferred Stock to be entitled to any dividend, distribution, issuance or granting of rights, options or warrants are to be determined or the date on which such Fundamental Corporate Change is expected to become effective, and (y) the date as of which it is expected that Holders of record of Series B Preferred Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such Fundamental Corporate Change.

     SECTION 18.4 Register

     The Corporation shall keep at its principal office a register in which the Corporation shall provide for the registration of the Series B Preferred Stock. Upon any transfer of the Series B Preferred Stock in accordance with the provisions hereof, the Corporation shall register such transfer on the register of Series B Preferred Stock.

     SECTION 18.5 Withholding

     To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series B Preferred Stock.

     SECTION 18.6 Headings

     The headings of the Articles and Sections of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation.

     SECTION 18.7 Severability

     If any provision of this Certificate of Designation, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Certificate of Designation and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                            [SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized Secretary on September 28, 2000.


                                            STORAGE COMPUTER CORPORATION



                                            By: /s/ William E. Kelly
                                               ------------------------------
                                               William E. Kelly, Secretary

                                                                         ANNEX I

                            FORM OF CONVERSION NOTICE

             TO:  Storage Computer Corporation
                  11 Riverside Street
                  Nashua, NH 03062-1373
                  Attention:  Chief Financial Officer

     The undersigned owner of this Series B 8% Convertible Preferred Stock (the "SERIES B PREFERRED STOCK") issued by Storage Computer Corporation (the "CORPORATION") hereby irrevocably exercises its option to convert __________ shares of the Series B Preferred Stock into shares of the common stock, par value $.001 per share ("COMMON STOCK"), of the Corporation in accordance with the terms of the Certificate of Designation. The undersigned hereby instructs the Corporation to convert the number of shares of the Series B Preferred Stock specified above into Shares of Common Stock Issued at Conversion in accordance with the provisions of Article 6 of the Certificate of Designation. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion and the recertificated Series B Preferred Stock, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designation. So long as the Series B Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Series B Preferred Stock shall cease and the Person or Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons.

Date and time:
               ----------------------------



                                               -------------------------------
                                                          Signature

Fill in for registration of Series B Preferred Stock:

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